DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

CORRECTING and REPLACING - DNB Financial Corporation Reports First Quarter 2017 Results

Downingtown, Pa., April 25, 2017 (GLOBENEWSIRE)– This updated press release announcing results of operations for the quarter ended March 31, 2017 corrects an inadvertent error related to the Company’s non-performing assets and related non-performing loans to total loans ratio (as of December 31, 2016) as noted in the “Asset Quality Summary” narrative below. The asterisked items in the Selected Financial Data (unaudited) table reflect the corrected data. The press release issued April 24, 2017 should be disregarded and is replaced in its entirety by this release.

DNB Financial Corporation (Nasdaq: DNBF), today reported net income in accordance with generally accepted accounting principles (“GAAP”) of $2.4 million, or $0.57 per diluted share, for the quarter ending March 31, 2017, compared with $1.6 million, or $0.54 per diluted share, for the same quarter, last year.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.  On October 1, 2016, the Company completed its acquisition of Philadelphia-based East River Bank ("East River") and its results of operations are included in the consolidated results for the quarters ended December 31, 2016 and March 31, 2017, but are not included in the results of operations for the corresponding prior year periods.

On a core basis, the Company reported net income of $1.9 million, or $0.45 per diluted share, for the quarter ending March 31, 2017, compared with $1.1 million, or $0.40 per diluted share, for the corresponding prior year quarter.  Core earnings, which is a non-GAAP measure of net income, excludes gains from insurance proceeds of $80,000, purchase accounting adjustments (accretion) of $661,000, merger-related expenses of $51,000, amortization of intangible assets of $23,000, and an associated income tax adjustment of $168,000 for the three months ending March 31, 2017.  Please see the Reconciliation of Non-GAAP Financial Measures on page 6 of the release.  Non-GAAP financial measures include references to the terms “core” or “operating”.

William J. Hieb, President and CEO, commented, “the Company delivered another quarter of solid earnings, despite the industry-wide challenge of growing loans.”  Mr. Hieb added; “the investment in deposit gathering capabilities has supported our strategy of funding prudent loan growth with high quality core deposits.  We are particularly pleased with our continued strong credit quality and solid growth of our wealth management business.”

Highlights

•	On a sequential quarter basis, total core deposits grew $31.7 million, or 4.7% (not annualized), and were 77% of total deposits as of March 31, 2017.
•

The net interest margin increased to 3.67% for the quarter ending March 31, 2017, compared with 3.63% for the quarter ending December 31, 2016, and 3.15% for the quarter ending March 31, 2016.  The year-over-year improvement was primarily due to the acquisition of East River.

•

Asset quality remained strong.  Net loan charge-offs were only 0.14% (annualized) of total average loans for the first quarter of 2017, and non-performing loans were 0.94% of total loans at March 31, 2017.

•	Wealth management assets under care increased 4.8% (not annualized) to $224.5 million as of March 31, 2017 from $214.2 million as of December 31, 2016.
•	The Company paid a quarterly cash dividend of $0.07 per share on March 20, 2017.

Income Statement Summary

Based on core earnings of $1.9 million, the Company’s performance for the quarter ending March 31, 2017 generated a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) of 0.74% and 9.82%, respectively.  The core ROAA and ROTCE were 0.61% and 8.01%, respectively, for the same quarter last year.  Please see the “Reconciliation of Non-GAAP Financial Measures” on page 6 of the release.

Total net interest income for the three months ending March 31, 2017 was $9.2 million, which represented a $179,000 decrease from the quarter ending December 31, 2016, and a $3.8 million increase from the three months ending March 31, 2016.  The year-over-year increase was primarily due to a 68.7% rise in total average loans and 52 basis point increase in the net interest margin to 3.67% for the quarter ending March 31, 2017.  The main driver for the increase in both volume and rate was the East River acquisition.  For the first quarter of 2017, the weighted average yield on total interest-earning assets was 4.16%, which included purchase accounting adjustments.  On a core basis, which excludes the purchase accounting fair value marks, the core net interest margin was 3.38%.

Total interest expense was $1.3 million for the three months ending March 31, 2017, compared with $1.2 million for the fourth quarter of 2016, and $650,000 for the first quarter of 2016.  The year-over-year increase was primarily due to a higher amount of interest-bearing liabilities, largely due to the East River acquisition.

The provision for credit losses was $325,000 for the most recent quarter compared with $100,000 for the three months ended December 31, 2016 and $330,000 for the first quarter of 2016.  As of March 31, 2017, the allowance for credit losses was $5.4 million and represented 0.67% of total loans.  Loans acquired in connection with the purchase of East River have been recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for credit losses.  At March 31, 2017, the allowance for credit losses as a percentage of originated loans, which represents all loans other than those acquired, was 1.04%.

Total non-interest income for the first quarter of 2017 was $1.3 million, compared with $2.3 million for the same quarter, last year.  Total non-interest income for the first quarter of 2016, included a $1.15 million gain from the insurance proceeds associated with a fire at one of the Bank’s locations.  On a core basis, non-interest income was approximately 12.9% of total revenue for the quarter ending March 31, 2017.  There were no gains from the sale of securities realized in the first quarter of 2017. Wealth management fees were $374,000 for the first quarter of 2017, compared with $397,000 for the first quarter of 2016.  Wealth management fees represented 29% of total fee income.

Non-interest expense was $6.7 million for the first quarter of 2017, compared with $7.3 million for the fourth quarter of 2016, and $5.4 million for the quarter ending March 31, 2016.  Non-interest expense for the quarter ending March 31, 2017 included merger-related costs of $51,000 and $23,000 amortization expense.  Compared with the first quarter of 2016, increases were largely due to addition of East River staff, offices and equipment as well as the aforementioned merger and amortization expense.

Balance Sheet Summary

As of March 31, 2017, total assets were $1.1 billion.  On a sequential quarter basis, total assets increased 1.8% (not annualized) as a $22.0 million increase in cash and cash equivalents was partially offset by a $3.8 million decrease in investment securities and a $1.2 million decline in total loans.  Total deposits increased $20.6 million, or 2.3% (not annualized), on a sequential quarter basis primarily due to growth in core deposits, partially offset by a planned decrease in time deposits.  As of March 31, 2017, total shareholders’ equity was $97.3 million, compared with $94.8 million as of December 31, 2016.  Tangible book value per share was $19.11 as of March 31, 2017, compared with $18.56 as of December 31, 2016.

On a sequential quarter basis, total loans decreased $1.2 million, or 0.1% (not annualized), to $816.4 million as of March 31, 2017.  As of the same date, total loans were 74.9% of total assets.  Total average loans, however, were flat on a sequential quarter basis as period-end balances were affected by loan payoffs in the latter part of the quarter.  Loan originations have been prudent and conservative underwriting standards have been maintained. The Company remains challenged to grow commercial-oriented loans in a competitive market characterized by cautious borrower demand.

On a sequential quarter basis, total core deposits grew $31.7 million, or 4.7% (not annualized), and were 77.3% of total deposits as of March 31, 2017.  As of the same date, noninterest-bearing deposits – which increased slightly in the first quarter – were 19.5% of total deposits.  Core deposit growth in the first quarter of 2017 was primarily attributable to an increase in money market accounts.  As of March 31, 2017, the loan-to-deposit ratio was 90.1%.

Capital ratios continue to exceed regulatory standards for well capitalized institutions.  At March 31, 2017, the tier 1 leverage ratio was 8.75%, the tier 1 risk-based capital was 10.75%, the common equity tier 1 risk-based capital ratio was 9.71% and the total risk based capital ratio was 12.56%. As of the same date, the tangible common equity-to-tangible assets ratio was 7.57%.  Intangible assets were $16.2 million as of March 31, 2017.

Asset Quality Summary

Asset quality remained solid as net charge-offs were only 0.14% of total average loans for the quarter ending March 31, 2017, compared with 0.01% for the quarter ending December 31, 2016, and 0.08% for the quarter ending March 31, 2016.  Total non-performing assets, including loans and other real estate property, were $12.7 million as of March 31, 2017, compared with $11.3 million as of December 31, 2016.  The ratio of non-performing loans to total loans was 0.94% as of March 31, 2017, versus 1.04% as of December 31, 2016.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration over rate in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings. Simulation model results show moderate liability sensitivity to rising rates in 100, 200, 300 and 400 basis point shock scenarios. Rate changes ramped in over 24 months also show moderate liability sensitivity.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River Bank (“East River”) or other effects of the merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
EARNINGS:
Interest income	$10,494	$6,105
Interest expense	1,262	650
Net interest income	9,232	5,455
Provision for credit losses	325	330
Non-interest income	1,226	1,109
Gain from insurance proceeds	80	1,150
Gain on sale of investment securities	-	31
Gain (loss) on sale of SBA loans	-	39
Gain on sale / write-down of OREO and ORA	(1)	-
Due diligence & merger expense	51	188
Non-interest expense	6,695	5,230
Income before income taxes	3,468	2,036
Income tax expense	1,027	480
Net income	$2,441	$1,556
Net income per common share, diluted	$0.57	$0.54

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016

GAAP net income	$2,441	$1,556
Net gains on sale of securities*	-	(31)
Gains from insurance proceeds	(80)	(1,150)
Salary expense related to restricted stock and SERP	-	446
Due diligence & merger expense	51	188
Accretion of purchase accounting fair value marks	(661)	-
Amortization of Intangible Assets	23	-
Income tax adjustment	168	129
Non-GAAP net income (Core earnings)	$1,942	$1,138

Earnings per common share:
Basic	$0.46	$0.40
Diluted	$0.45	$0.40

Weighted average common shares outstanding:
Basic	4,247	2,833
Diluted	4,274	2,869

*Starting with the quarter ended December 31, 2016, DNB excluded net gains on the sale of securities from core earnings. The first quarter of 2016 has been restated for comparative purposes.

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2017	2016		2016	2016	2016
	1st Qtr	4th Qtr		3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data
Net income	$2,441	$2,313		$1	$1,109	$1,556
Basic earnings per common share	$0.57	$0.55		$0.00	$0.39	$0.55
Diluted earnings per common share	$0.57	$0.55		$0.00	$0.39	$0.54
Core diluted earnings per common share (non-GAAP)	$0.45	$0.48		$0.42	$0.47	$0.40
Dividends per common share	$0.07	$0.07		$0.07	$0.07	$0.07
Book value per common share	$22.88	$22.36		$20.76	$20.90	$20.45
Tangible book value per common share	$19.11	$18.56		$20.73	$20.88	$20.38
Average common shares outstanding	4,247	4,203		2,853	2,849	2,833
Average diluted common shares outstanding	4,274	4,230		2,886	2,883	2,869

Performance Ratios
Return on average assets	0.92%	0.84%		0.00%	0.59%	0.84%
Core return on average assets (non-GAAP)	0.74%	0.74%		0.63%	0.71%	0.61%
Return on average equity	10.28%	9.78%		0.01%	7.56%	10.94%
Core return on average equity (non-GAAP)	8.18%	8.56%		8.23%	8.54%	7.98%
Return on average tangible equity	12.34%	12.04%		0.01%	7.57%	10.98%
Core return on average tangible equity (non-GAAP)	9.82%	10.34%		8.75%	9.17%	8.01%
Net interest margin	3.67%	3.63%		3.06%	3.08%	3.15%
Core net interest margin (non-GAAP)	3.38%	3.33%		3.06%	3.08%	3.15%
Efficiency ratio	63.14%	62.47%		94.43%	74.38%	78.66%
Core efficiency ratio (non-GAAP)	67.59%	64.41%		72.73%	70.39%	72.33%
Wtd average yield on earning assets	4.16%	4.10%		3.47%	3.46%	3.51%
Core wtd average yield on earning assets (non-GAAP)	3.99%	3.91%		3.47%	3.46%	3.51%

Asset Quality Ratios
Net charge-offs to average loans	0.14%	0.01%		0.03%	0.10%	0.08%
Non-performing loans/Total loans	0.94%	1.04%	**	1.36%	1.54%	1.06%
Non-performing assets/Total assets	1.16%	1.05%	**	1.28%	1.38%	1.02%
Allowance for credit loss/Total loans	0.66%	0.66%		1.04%	1.06%	1.06%
Allowance for credit loss/Non-performing loans	70.56%	63.20%	**	76.28%	69.12%	99.64%

Capital Ratios
Total equity/Total assets	8.93%	8.86%		7.69%	7.79%	7.64%
Tangible equity/Tangible assets	7.57%	7.46%		7.68%	7.78%	7.61%
Tier 1 leverage ratio	8.75%	8.42%		9.06%	9.11%	9.16%
Common equity tier 1 risk-based capital ratio	9.71%	9.59%		10.50%	10.82%	10.71%
Tier 1 risk based capital ratio	10.75%	10.65%		12.06%	12.43%	12.34%
Total risk based capital ratio	12.56%	12.48%		14.72%	15.16%	15.07%

Wealth Management Assets under care*	$224,490	$214,170		$210,800	$200,586	$199,296

*Wealth Management assets under care includes assets under management, administration, supervision and brokerage.
**Revised ratios are based on $11.3 million of non-performing assets and agree with the Company's Form 10-K for the year ended December 31, 2016.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2017	2016	2016	2016	2016
EARNINGS:
Interest income	$10,494	$10,617	$6,277	$6,180	$6,105
Interest expense	1,262	1,206	760	708	650
Net interest income	9,232	9,411	5,517	5,472	5,455
Provision for credit losses	325	100	100	200	330
Non-interest income	1,226	1,279	1,142	1,184	1,109
Gain from insurance proceeds	80	-	30	-	1,150
Gain on sale of investment securities	-	-	197	203	31
Gain on sale of SBA loans	-	-	-	-	39
(Gain) loss on sale / write-down of OREO and ORA	(1)	480	160	4	-
Due diligence & merger expense	51	280	1,498	275	188
Non-interest expense	6,695	6,587	5,046	4,893	5,230
Income before income taxes	3,468	3,243	82	1,487	2,036
Income tax expense	1,027	930	81	378	480
Net income	$2,441	$2,313	$1	$1,109	$1,556
Net income per common share, diluted	$0.57	$0.55	$0.00	$0.39	$0.54

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2017	2016	2016	2016	2016
FINANCIAL POSITION:
Cash and cash equivalents	$44,068	$22,103	$30,442	$20,146	$38,740
Investment securities	178,422	182,206	195,477	223,140	207,023
Loans held for sale	200	-	-	-	359
Loans and leases	816,363	817,529	509,475	494,417	489,366
Allowance for credit losses	(5,418)	(5,373)	(5,303)	(5,247)	(5,172)
Net loans and leases	810,945	812,156	504,172	489,170	484,194
Premises and equipment, net	9,203	9,243	9,033	8,557	7,817
Goodwill	15,525	15,590	-	-	-
Other assets	31,576	29,387	31,148	23,159	23,307
Total assets	$1,089,939	$1,070,685	$770,272	$764,172	$761,440

Demand Deposits	$176,199	$173,467	$146,731	$135,212	$131,951
NOW	218,133	224,219	169,400	185,279	201,566
Money market	221,356	184,783	160,312	149,108	138,241
Savings	84,700	86,176	73,867	75,236	75,535
Core deposits	700,388	668,645	550,310	544,835	547,293
Time deposits	177,335	187,256	71,920	73,560	71,264
Brokered deposits	28,045	29,286	23,313	23,449	18,498
Total deposits	905,768	885,187	645,543	641,844	637,055
FHLB advances	50,972	55,332	20,000	20,000	20,000
Repurchase agreements	11,474	11,889	19,483	17,748	21,661
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,685	9,697	9,710	9,721	9,733
Other liabilities	5,002	3,990	6,569	5,572	5,061
Stockholders' equity	97,288	94,840	59,217	59,537	58,180
Total liabilities and stockholders' equity	$1,089,939	$1,070,685	$770,272	$764,172	$761,440

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2017	2016	2016	2016	2016
FINANCIAL POSITION:
Cash and cash equivalents	$27,406	$37,239	$25,208	$36,113	$23,080
Investment securities	185,676	192,359	217,593	213,235	215,565
Loans held for sale	41	137	87	147	28
Loans and leases	815,028	815,470	498,627	488,396	483,125
Allowance for credit losses	(5,432)	(5,512)	(5,344)	(5,265)	(5,025)
Net loans and leases	809,596	809,958	493,283	483,131	478,100
Premises and equipment, net	9,267	9,218	8,844	8,332	7,222
Goodwill	15,589	15,590	-	-	-
Other assets	24,046	22,457	19,829	19,222	19,678
Total assets	$1,071,621	$1,086,958	$764,844	$760,180	$743,673

Demand Deposits	$172,984	$181,415	$137,437	$131,134	$120,391
NOW	218,357	224,101	176,704	192,339	193,548
Money market	197,615	177,885	156,412	142,768	137,121
Savings	85,348	87,096	74,652	75,254	74,653
Core deposits	674,304	670,497	545,205	541,495	525,713
Time deposits	180,819	186,287	72,324	75,541	70,927
Brokered deposits	28,326	27,406	23,307	20,754	18,491
Total deposits	883,449	884,190	640,836	637,790	615,131
FHLB advances	55,420	64,846	20,000	20,003	23,111
Repurchase agreements	12,858	18,972	18,381	19,103	23,040
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,748	9,799	10,383	9,728	10,783
Other liabilities	4,070	5,592	5,367	4,939	4,818
Stockholders' equity	96,326	93,809	60,127	58,867	57,040
Total liabilities and stockholders' equity	$1,071,621	$1,086,958	$764,844	$760,180	$743,673